UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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Data I/O Corporation
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DATA I/O CORPORATION

NOTICE OF 2016

ANNUAL MEETING

and

PROXY STATEMENT

DATA I/O CORPORATION

April 4, 2016

To Our Shareholders:

            You are cordially invited to attend the 2016 Annual Meeting of Data I/O Corporation, which will be held at Data I/O’s headquarters at 6645 185th Ave NE, Suite 100, Redmond, Washington 98052 (Our new location).  The meeting will begin at 9:00 a.m.  Pacific Daylight Time on Tuesday, May 24, 2016.

            Officers of Data I/O will be attending and will respond to questions after the meeting.  Formal business will include the election of directors, ratification of the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors, and an advisory vote on executive compensation.

            Please read the proxy materials carefully.   Your vote is important.  Data I/O appreciates you considering and acting on the proposals presented.  We look forward to seeing you on May 24, 2016.

                                                                        Sincerely,

                                                                        Anthony Ambrose

                                                                        President and Chief Executive Officer

DATA I/O CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 24, 2016

To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the “Company” or “Data I/O”) will be held at 9:00 a.m. Pacific Daylight Time, on Tuesday, May 24, 2016, at Data I/O’s principal offices, 6645 185th Ave NE, Suite 100, Redmond, Washington 98052, for the following purposes:

(1)           Election of Directors:

To elect five directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director’s earlier death, resignation, or removal.

(2)           Ratification of Independent Auditors:

To ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2016.

(3)           Say on Pay – Advisory Vote on Executive Compensation:

                To consider and vote on an advisory resolution on the compensation of our named executive officers.

(4)           Other Business:

To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 24, 2016.  The proxy statement and annual report to security holders are also available at http://www.dataio.com/company/ investorrelations/annualmeeting.aspx.

The Board of Directors has fixed the close of business on March 24, 2016, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2016 Annual Meeting and any adjournment or postponement thereof.

                                                                                                                By Order of the Board of Directors

                                                                                                                /s/ Anthony Ambrose

                                                                                                                Anthony Ambrose

                                                                                                                President and Chief Executive Officer

Redmond, Washington

April 4, 2016

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience, or you may vote by the internet at http://www.investorvote.com/DAIO or by telephone at 1-800-652-8683, as provided in the instructions on the proxy card.  This will ensure the presence of a quorum at the meeting.  Promptly returning a signed and dated proxy card, or voting by the internet or by telephone, will save Data I/O the extra expense of additional solicitation.  Your proxy is revocable at your request any time before it is voted.  If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.  If you vote by mail, an addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

DATA I/O CORPORATION

6645 185th Ave NE, Suite 100

Redmond, Washington 98052

____________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2016

INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of Data I/O Corporation (the “Company” or “Data I/O”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 24, 2016, at 9:00 a.m.  Pacific Daylight Time at Data I/O’s principal offices, 6645 185th Ave NE, Suite 100, Redmond, Washington 98052, and at any adjournment of the meeting (the “Annual Meeting”).  Shareholders of record at the close of business on March 24, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  This Proxy Statement and a copy of Data I/O’s 2015 Annual Report to Shareholders are being mailed to shareholders on or about April 13, 2016.

A proxy card is enclosed for your use.  You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada, or you may vote by the internet at http://www.investorvote.com/DAIO, or by telephone at 1-800-652-8683, as provided in the instructions on the proxy card.  If you vote by the internet or by telephone, you do not need to mail back the proxy card.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked, will be voted in accordance with its instructions.  To vote on the election of directors, check the appropriate box under Proposal 1 on your proxy card.  You may (a) vote “FOR” all of the director nominees as a group, (b) “WITHOLD” authority to vote for all director nominees as a group, or (c) vote “FOR” all director nominees as a group except those nominees indicated to the contrary.  To vote on Proposal 2 to ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2016, check the appropriate box under Proposal 2 on your proxy card.  You may (a) vote “FOR” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, (b) vote “AGAINST” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, or (c) “ABSTAIN” from voting on the ratification of Grant Thornton LLP as Data I/O’s independent auditors.  To vote on Proposal 3, Say on Pay – Advisory Vote on Executive Compensation, you may vote (a) “FOR” the advisory resolution, (b) “AGAINST” the advisory resolution, or (c) “ABSTAIN” from voting on the advisory resolution on executive compensation.

Proxies which are returned to Data I/O without instructions will be voted as recommended by the Board of Directors.  Any shareholder who returns a proxy may revoke it at any time prior to voting on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of Data I/O at Data I/O’s principal offices, (ii) executing and delivering to Data I/O another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of Data I/O are shares of common stock (the “Common Stock”).  As of the Record Date, there were 7,905,748 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting.  The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum for transacting business at the Annual Meeting.  Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum.  Under Washington law and Data I/O’s charter documents, if a quorum is present, the five nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected directors.  Abstentions and broker non-votes will have no effect on the election of directors because they are not cast in favor of any particular candidate.

The proposal to ratify the continued appointment of Grant Thornton as Data I/O’s independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.  Abstentions and broker non-votes on the proposal will have no effect because approval of the proposal is based solely on the votes cast.

Say on Pay – The advisory vote on the compensation of Data I/O’s named executive officers will be approved, if a quorum is present, if the number of votes cast in favor of the advisory resolution exceeds the number of votes cast against the advisory resolution.  Abstentions and broker non-votes on the advisory resolution will have no effect because approval of the advisory resolution is based solely on the votes cast.

Proxies and ballots will be received and tabulated by Computershare Shareowner Services LLC, an independent business entity not affiliated with Data I/O.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want it to count in Proposal 1, the election of directors; and Proposal 3, Say on Pay.  Regulations no longer allow your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  If you hold your shares in street name and you do not instruct your bank or broker how to vote in the Proposal 1, election of directors; and Proposal 3, Say on Pay, votes will not be cast on your behalf for these Proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2, ratification of the appointment of Data I/O’s independent auditors.  If you are a shareholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the Annual Meeting.

The Common Stock is traded on The NASDAQ Capital Market under the symbol “DAIO”.  The last sale price for the Common Stock, as reported by The NASDAQ Capital Market on March 24, 2016, was $2.24 per share.

Principal Holders of Data I/O’s Common Stock

The following table sets forth information for to all shareholders known by Data I/O to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 25, 2016.  Except as noted below, each person or entity has sole voting and investment powers with for the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Shares Outstanding

Penbrook Management, LLC

AnKap Partners, L.P.

AnKap, LLC

Robert S. Anderson, Ralph Kaplan

Barbara Burke DiCostanzo

Ward Anderson

880 Third Avenue, 16th Floor

New York, NY 10022

Mercury Fund XI, Ltd.

Mercury Ventures III, Ltd.

Mercury Management, L.L.C.

Kevin C. Howe

501 Park Lane Drive,

McKinney, TX 75070

	521,390 440,187	(1) (2)	6.6% 5.6%

(1)     The holding shown is as of December 31, 2015 as jointly reported by Penbrook Management, LLC; AnKap Partners, L.P.; AnKap, LLC; Robert S.  Anderson; Ralph Kaplan; Barbara Burke DiCostanzo; and Ward Anderson, on the most recent (filed February 25, 2016) Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934.  The Schedule 13G indicates that Penbrook Management has sole dispositive power of 521,390 shares and disclaims beneficial ownership of them; AnKap Partners has sole voting power and dispositive power for 110,000 shares; AnKap, LLC has sole voting power and dispositive power for 110,000 shares and disclaims beneficial ownership of them; Robert S. Anderson has sole voting and dispositive power for 51,300 shares, shared voting power for 110,000 shares and shared dispositive power for 469,090 shares, with an aggregate amount of 520,390 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; Ralph Kaplan has shared voting power for 110,000 shares and shared dispositive power for 469,090 shares, with an aggregate amount of 469,090 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; Barbara Burke DiCostanzo has shared voting power for 110,000 share and shared dispositive power for 469,090 shares; with an aggregate amount of 469,090 shares, however disclaiming beneficial ownership of shares managed by Penbrook Management and AnKap Partners; and Ward Anderson has sole voting and dispositive power for 1,000 shares and shared voting power for 0 shares and shared dispositive power for 359,090 shares, with an aggregate amount of 360,090 shares, however disclaiming beneficial ownership of these shares managed by Penbrook Management.

(2)     The holding shown is as of December 31, 2015 as jointly reported by Mercury Fund XI, Ltd.; Mercury Ventures III, Ltd.; Mercury Management, L.L.C.; and Kevin C. Howe, on the most recent (filed January 20, 2016) Schedule 13G/A filed pursuant to Rule 13d-1under the Securities Exchange Act of 1934.  The Schedule 13G/A indicates that Mr. Howe, manager, exercises voting and dispositive power of 440,187 shares on behalf of Mercury Management, the general partner of Mercury Ventures III, Ltd., which is the general partner of  Mercury Fund XI, Ltd.

Directors’ and Officers’ Share Ownership

The following table indicates ownership of Data I/O’s Common Stock by each director of Data I/O, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 25, 2016.  Data I/O is not aware of any family relationships between any director, director nominee or executive officer of Data I/O.

	Amount and Nature of		Percent of Shares
Name	Beneficial Ownership		Outstanding

Anthony Ambrose	251,305	(1)	3.2%
Joel S. Hatlen	264,812	(2)	3.3%
Rajeev Gulati	106,750	(3)	1.4%
Douglas W. Brown	58,200	(4)	(9)
Brian T. Crowley	40,454	(5)	(9)
Alan B. Howe	30,350	(6)	(9)
Mark J. Gallenberger	25,350	(7)	(9)
All current directors and executive officers as a group (7 persons)	777,221	(8)	9.8%

(1)   Includes options to purchase 175,000 shares exercisable within 60 days.

(2)   Includes options to purchase 90,000 shares exercisable within 60 days.

(3)   Includes options to purchase 68,750 shares exercisable within 60 days.

(4)   Includes options to purchase 27,500 shares exercisable within 60 days.

(5)   Includes options to purchase 13,750 shares exercisable within 60 days.

(6)   Includes options to purchase 11,250 shares exercisable within 60 days.

(7)   Includes options to purchase 11,250 shares exercisable within 60 days.

(8)   Includes options to purchase 397,500 shares exercisable within 60 days.

(9)   Less than 1 percent each.

Data I/O is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of Data I/O.

CORPORATE GOVERNANCE

Board Charters

The Board of Directors has adopted Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters.  All our Charters are reviewed and updated periodically by our Board of Directors.  All of our Charters were reviewed during 2015 and no changes were made. The current versions of our Charters are posted on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  All of these Charters are consistent with the applicable requirements of United States security laws and our NASDAQ listing standards.

Code of Ethics

Our Code of Ethics was reviewed by our Board of Directors during 2015 and no changes were made.  The current version of our Code of Ethics is posted on the corporate governance page of our website at www.dataio.com/company/corporategovernance.axp.  Data I/O’s Code of Ethics apply to all directors, officers and employees of Data I/O, including the named executive officers.  The key principles of the Code are to act legally, and with integrity in all work for Data I/O.  We will post any amendments to our Code of Ethics on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  In the unlikely event that the Board of Directors approves any waiver to the Code of Ethics for our executive officers or directors, information concerning such waiver will also be posted on our website.  In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of The NASDAQ Stock Market LLC.

Risk Oversight

Our Board of Directors consists of four independent directors, and one non-independent director, our Chief Executive Officer.  Risk oversight is generally handled by our entire Board of Directors, although certain risk oversight areas such as internal control and cyber risk are handled by our Audit Committee, and compensation is handled by our Compensation Committee, respectively.

Director Independence

Messrs. Crowley, Gallenberger, Howe and Brown are independent directors, as defined by applicable NASDAQ listing standards.  Mr. Ambrose, our Chief Executive Officer, is not an independent director.

Leadership Structure

Our Chairman, Mr. Howe, is an independent director and Mr. Ambrose is our Chief Executive Officer, President and Director.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the 2015 Annual Meeting, the shareholders elected five directors to serve until the next Annual Meeting or until such director’s successor has been qualified and elected or such director’s earlier death, resignation or removal.  For the 2016 Annual Meeting, the Board of Directors has approved the five nominees named below.  All the nominees are currently members of the Board of Directors.  Each of the nominees has indicated that they are willing and able to serve as directors.  However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Recommendation:  The Board of Directors recommends a vote FOR each of the director nominees.

Anthony Ambrose, age 54, was appointed a director of Data I/O effective October 25, 2012.  He joined Data I/O October 25, 2012 and has served as President and Chief Executive Officer (“CEO”).  Prior to Data I/O, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm since 2011.  From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation, a leading provider of embedded wireless infrastructure solutions, where he led three product divisions and worldwide engineering.  At RadiSys, he established the telecom platform business and grew it to over $125M in annual revenues.  Until 2007, he was general manager and held several other progressively responsible positions at Intel Corporation, where he led development and marketing of standards based telecommunications platforms, and grew the industry standard server business to over $1B in revenues.  He is a member of the EvergreenHealth Foundation Board of Trustees.  Mr. Ambrose has a Bachelors of Science in Engineering from Princeton University.

Mr. Ambrose has extensive semiconductor and mobile broadband networks industry operating experience.  He has significant executive experience in strategy development, business management, marketing, engineering and new product development.  His role as our President and CEO gives him knowledge as well as unique insight into our challenges, opportunities and operations that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Douglas W. Brown, age 60, was appointed a director of Data I/O effective April 1, 2011.  Mr. Brown is currently Executive Chairman of All Star Directories, Inc., Seattle, Washington, a Web-based publisher of post-secondary online and career school directories which he joined as President in 2005 and served in that capacity until 2015.  From 2003 to 2005, he provided governance and interim executive services, with engagements including Interim President and Board member, to venture-backed clients.  From 1998 to 2003, he was a Board member of GoAhead Software and was appointed its President in 2001.  From 1993 to 1999, he was a President of a Seattle-area manufacturing company which became a Division of Leggett & Platt in 1996.  Prior to that time, he was the Chief Financial Officer (“CFO”) of Seattle Silicon, and Executive Vice President, Finance and Operations at Phamis.  He started his career as a Certified Public Accountant at Arthur Young & Co, now Ernst & Young, in Seattle.  Mr. Brown is a member of the Board of Directors of the Washington Technology Industry Association.  Mr. Brown has a Bachelors degree in Business from University of Idaho.

Mr. Brown has extensive software, financial, CEO, CFO and board level experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Brian T. Crowley, age 55, was appointed a director of Data I/O effective June 5, 2012.  Mr. Crowley is currently Chief Operating Officer of Symbio, a global R&D and software engineering company.  From April 2014 to July 2015, he served as Vice President of Engineering and Operations at Snupi Technologies, an Internet of Things startup.  From July 2003 to September 2013, Mr. Crowley served as the President and CEO for BSquare Corporation (NASDAQ: BSQR) in Bellevue, Washington, the leading provider of embedded solutions, engineering services and production ready software products for the smart device market.  Previously, he had served as Vice President, Product Development since joining BSquare in April 2002.  From April 1999 to December 2001, Mr. Crowley was with DataChannel, a developer of enterprise portals where he held executive positions including Vice President of Engineering and Vice President of Marketing.  From December 1997 to April 1999, he was Director of Development at Sequel Technology, a network solutions provider.  From 1986 to December 1997, he held various positions at Applied Microsystems Corporation, including Vice President and General Manager of the Motorola products and quality assurance divisions.  He serves on the Western Washington University Business School Deans Advisory Board.  Mr. Crowley has a Bachelors of Science in Electrical Engineering from Arizona State University.

Mr. Crowley has experience as a CEO and public company director, as well as prior executive management experience in industries related to ours in product development, engineering, technology, and mergers and acquisitions that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Mark J. Gallenberger, age 52, was appointed a director of Data I/O effective January 31, 2013.  He is currently the Senior Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Xcerra Corporation (formerly called LTX-Credence Corporation) (NASDAQ:XCRA), a global provider of test and handling capital equipment, interface products, test fixtures, and services to the semiconductor, industrial, and electronics manufacturing industries, which he joined in 2000.  For the six years prior, he was Vice President/Senior Manager with Ernst &Young (Cap Gemini) in their consulting practice, establishing the Deals & Acquisitions Group.  Previously, he held management and technical positions with Digital Equipment Corporation.  He has a Masters of Business Administration from Northwestern University and a Bachelors of Science – Electrical Engineering from Rochester Institute of Technology.

Mr. Gallenberger has extensive semiconductor equipment industry, mergers & acquisition, capital markets, engineering technical, financial, and CFO experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

Alan B. Howe, age 54, was appointed a director of Data I/O effective January 31, 2013.  He has served as the Co-founder and Managing Partner of Broadband Initiatives LLC, a boutique corporate advisory and consulting firm, since 2001.  He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008.  He served as CFO and Vice President of Corporate Development for Teletrac, Inc. from April 1995 to April 2001.  Previously, he held various executive management positions for Sprint PCS, and Manufacturers Hanover Trust Company.  He is currently a board member and Vice Chairman of Determine, Inc. (NASDAQ: DTRM) and has served on a number of private and public boards including in the past five years former reporting companies Qualstar, Ditech Networks, Inc., Altigen Communications, Inc., Proxim Wireless Corporation, and Crossroads Systems, Inc..  He has a Masters of Business Administration in Finance from Indiana University and a Bachelors of Science – Business Administration and Marketing from University of Illinois.

Mr. Howe has extensive wireless, business development, financial, CEO, CFO and board level and Chairman experience that the Board of Directors believes qualifies him to serve as a director of Data I/O.

THE BOARD OF DIRECTORS

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending an email or by sending a letter to Data I/O Corporation Board of Directors, c/o the Secretary, 6645 185th Ave NE, Suite 100, Redmond, WA 98052.  The Secretary will receive the correspondence and forward it to the Chairman of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

BOARD COMMITTEES

During the year ended December 31, 2015, there were six meetings of the Board of Directors.  Each of the incumbent directors who was on the Board of Directors during 2015 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served during his term of service on the Board of Directors.  Data I/O does not have a policy requiring members of the Board of Directors to attend the Annual Meeting, although we typically encourage our Board of Directors to attend.  Mr. Brown and Mr. Ambrose attended our 2015 Annual Meeting in person and Mr. Crowley, Mr. Gallenberger, and Mr. Howe attended via telephone.

The Board of Directors had three standing Committees during 2015:  the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee.  Each committee was comprised solely of independent directors during 2015, as defined by applicable NASDAQ listing standards including director independence generally as well as additional independence requirements for audit and compensation committees, and the Sarbanes-Oxley Act of 2002.  The following table shows the composition of the Board Committees and Board Leadership structure during 2015 and through the date of this Proxy Statement.

Director M=member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Comments
Doug Brown	M – Chair after 2015 Annual Meeting	M	M	Chairman of the Board through the 2015 Annual Meeting
Brian Crowley		M	Chair
Alan Howe	M – Chair until 2015 Annual Meeting		M	Chairman of the Board since the 2015 Annual Meeting.
Mark Gallenberger	M	Chair	M
Anthony Ambrose				President & CEO

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, or “CGNC”, develops, recommends to the Board of Directors, and monitors a set of corporate governance principles applicable to Data I/O.  The CGNC seeks qualified candidates to serve on the Board of Directors, recommends them for the Board of Directors’ consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors.  The CGNC met one time in 2015.  The CGNC continues to seek qualified candidates and recommends the director nominees to the Board of Directors.  The CGNC identifies, evaluates, and recommends director nominees and Committee assignments which are described in greater detail below.

Audit Committee

The Audit Committee appoints, oversees, evaluates, and engages independent certified public accountants for the ensuing year and approves the compensation and other terms of such engagement; reviews the scope of the audit; periodically reviews Data I/O’s program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of Data I/O.  Each member of the Audit Committee is an independent director, as defined by applicable NASDAQ listing standards and the Sarbanes-Oxley Act of 2002.  During 2015 and through the date of this Proxy statement, all Audit Committee members are “audit committee financial experts” as defined by the applicable Securities and Exchange (“SEC”) rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met five times during 2015.  See the “Report of the Audit Committee” for additional information.

Compensation Committee

The Compensation Committee is composed entirely of independent directors, as defined by applicable NASDAQ listing standards for compensation committees.  The Compensation Committee is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Data I/O’s executive officers.  The Compensation Committee administers Data I/O’s long-term equity incentive plans.  The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs.  The Compensation Committee met two times during 2015.

As authorized by the Compensation Committee charter, the Compensation Committee may retain consultants or other advisors to assist in carrying out its responsibilities.  No compensation consultants were engaged for 2015, however compensation surveys were purchased.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee, has developed, and the Board has approved as part succession planning, Board Responsibilities and Director Recruitment Objectives, which further outline our directors roles and responsibilities and desired traits, characteristics, experience and criteria for selection.  The Corporate Governance and Nominating Committee, or the independent members of the Board of Directors, as applicable, in evaluating and determining whether to recommend a person as a candidate for election as a director consider, in light of the Board Responsibilities and Director Recruitment Objectives, the relevant management and/or technology industry experience of potential director candidates (such as experience as chief executive, operations or financial officer, or similar positions); business development, mergers and acquisitions experience, public/corporate board experience, diversity, knowledge of Data I/O; educational experience; commitment to maximizing shareholder value; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; shareholder input; and an absence of conflicts of interest with Data I/O.

Director Diversity

The Corporate Governance and Nominating Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The CGNC does not have a formal policy on Board diversity; however, the CGNC believes that it is important for Board members to represent diverse viewpoints.  In considering candidates for the Board, the CGNC considers the entirety of each candidate’s credentials in the context of these standards.  With respect to evaluating the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Corporate Governance and Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director.  The CGNC regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the CGNC considers various potential candidates for director which may come to the CGNC’s attention through current Board members, professional search firms, shareholders, or other persons and evaluates these candidates in light of the Board Responsibilities and Director Recruitment Objectives.  These candidates are evaluated at regular or special meetings of the CGNC, and may be considered at any point during the year.

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees” and in accordance with the procedures described below in “Shareholder Nominations and Proposals for the 2017 Annual Meeting of Shareholders.”  Following verification of the shareholder status of persons proposing candidates, the CGNC makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Data I/O Board of Directors before deciding to undertake a complete evaluation of the candidate.  If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the CGNC as part of its review.  Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the CGNC, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the CGNC.  For eligible shareholder nominees to be placed on the ballot for the 2016 Annual Meeting of Shareholders, shareholders were required to deliver nominations for proposed director nominees to Data I/O by February 18, 2016.  While no formal candidate nominations were made by shareholders for election at the 2016 Annual Meeting, Mr. Howe and Mr. Gallenberger were initially identified by discussions with significant shareholders and the Board.

Certain Relationships and Related Transactions

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving related party transactions as set forth in the Code of Ethics, which is posted on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  Under our Code of Ethics, our directors, officers and employees are expected to avoid conflicts of interest with Data I/O and are required to report any such conflicts of interest to our Chief Executive Officer or Chief Financial Officer, or to the Chair of our Audit Committee.  Our Audit Committee reviews all such transactions and relationships by our directors and executive officers that come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.  During 2014 and 2015, no related party transactions that were significant or material occurred.

BOARD COMPENSATION

Employee directors (Anthony Ambrose) do not receive additional compensation for serving on the Board of Directors.  During 2015, non-employee directors received a cash retainer of $7,750 for each quarter of service.  Data I/O paid additional quarterly compensation to the non-employee directors who served as Chairman of the Board of Directors or as a Committee chair:  $3,750 for Chairman of the Board of Directors; $2,500 for Chairman of the Audit Committee; $2,000 for Chairman of the Compensation Committee; and $2,000 for Chairman of the Corporate Governance and Nominating Committee.  Fees are prorated based on time served for changes in directors and assignments.

In addition, each non-employee Board of Directors member as of May 21, 2015, was granted a restricted stock award for 3,700 shares of Data I/O stock.  New non-employee members who join the Board of Directors are granted 15,000 nonqualified stock options as an initial grant.  The stock options are granted under the provisions and terms of the Amended and Restated 2000 Stock Compensation Incentive Plan (“2000 Plan”).  Data I/O also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to Data I/O.

Each Data I/O non-employee member of the Board of Directors is required to achieve ownership of Data I/O stock at least equal to three times the annual director cash retainer fee based on Data I/O’s then current share price.  Non-employee directors have five years from their initial election or appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement include: shares owned; shared ownership (shares owned or held in trust by immediate family); and the gain amount from in-the-money vested options.  If the stock ownership target requirement has not been met by any non-employee director, until such time as such director reaches the target requirement, he or she will be required to retain any Data I/O shares issued by Data I/O to such director (other than those disposed of to pay for the exercise and associated taxes on those shares).  As of the Record Date, none of the current non-employee directors have yet met the stock ownership target requirement, but they have from the current year up to two remaining years to meet the stock ownership target requirement.

The Chief Executive Officer (“CEO”) is required to achieve ownership of Data I/O stock of at least two times the base pay of the CEO based on Data I/O’s then current share price.  The CEO has five years from appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement are the same as for the Board of Directors.  If the stock ownership target requirement has not been met by the CEO, until such time as the CEO reaches the requirement amount, he or she will be required to retain any Data I/O shares issued by Data I/O (other than those disposed of to pay for the exercise and associated taxes on those shares).  As of the Record Date the CEO has not yet met the stock ownership target requirement and has approximately one and a half years to meet the target  requirement.

DIRECTOR COMPENSATION

The following table shows compensation paid by Data I/O to non-employee directors during 2015.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Douglas W. Brown (1)(2)	$42,950	$11,692	$0	$0	$0	$0	$54,462

Brian T. Crowley (1)(2)	$39,000	$11,692	$0	$0	$0	$0	$50,692

Alan B. Howe (1)(2)	$44,049	$11,692	$0	$0	$0	$0	$55,741

Mark J. Gallenberger (1)(2)	$39,000	$11,692	$0	$0	$0	$0	$50,692

(1)   Each outside director elected at the annual meeting in 2015 was awarded 3,700 shares of restricted stock with a fair value of $11,692 on May 21, 2015 vesting in one year or the next annual meeting, if earlier.

(2)   Each outside director had the following aggregate number of option awards outstanding at December 31, 2015:  Brown, 27,500; Crowley, 15,000, Gallenberger 15,000 and Howe 15,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Data I/O’s directors, certain officers and persons who own more than ten percent (10%) of Data I/O’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Data I/O.  Reporting Persons are required by SEC regulations to furnish Data I/O with copies of all Section 16(a) reports.

To Data I/O’s knowledge, based solely on its review of copies of such reports furnished to Data I/O and representations that no other reports were required, all Section 16(a) filing requirements applicable to its Reporting Persons were complied with during 2015.

Report of the Audit Committee

The Audit Committee oversees Data I/O’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  Audit Committee members are not professional accountants, or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors.  In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of Data I/O’s accounting principles and such other matters as are required to be discussed by PCAOB AU Section 380 with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Data I/O including the matters in the written disclosures and the letter provided by the independent auditors, as required by the applicable requirements of the Public Company Oversight Board for independent auditor communications with Audit Committees concerning independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee selects and engages Data I/O’s independent auditors and discusses the overall scope and plans for their audits.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Data I/O’s internal controls, and the overall quality of Data I/O’s financial reporting.  The Committee held five meetings during 2015, of which four were attended by Data I/O’s independent auditors.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Data I/O’s Annual Report (Form 10-K) for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.  The Committee has selected Grant Thornton LLP as Data I/O’s auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Douglas W. Brown (Chair)

Mark Gallenberger

Alan B. Howe

April 4, 2016

PRINCIPAL ACCOUNTANT’S FEES AND SERVICES

Audit Fees: Aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of Data I/O’s financial statements for each of the years ended December 31, 2015 and 2014 and for review of the financial statements included in each of Data I/O’s quarterly reports on Form 10-Q during each of the years ended December 31, 2015 and 2014, were approximately $181,178 and $176,979, respectively.

Audit Related Fees:  No aggregate fees were billed for the years ended December 31, 2015 and 2014 for assurance and subsidiary related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of Data I/O’s financial statements that are not reported under the caption “Audit Fees” above, including accounting treatment consultations.

Tax Fees: No aggregate fees were billed for the years ended December 31, 2015 and 2014 for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, tax examination support, and tax planning.

All Other Fees: No aggregate fees were billed for the years ended December 31, 2015 and 2014 for all other products and services provided by Grant Thornton LLP that are not otherwise disclosed above.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, non-audit services, tax services and other services.  Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval.  In those circumstances, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting.  These additional approvals should be reported at the next scheduled Audit Committee meeting.

For 2015, all services provided by the independent auditors were pre-approved.

EXECUTIVE COMPENSATION

Shareholder Vote

At our 2015 Annual Meeting of Shareholders, our shareholders approved, in an advisory vote, the compensation of our Named Executive Officers, as disclosed in the Executive Compensation discussion and analysis, the compensation tables and the related disclosures in our proxy statement.  The proposal was approved by our shareholders with 99.21 percent of the votes cast voting “for” approval and 0.79 percent voting “against” approval.  In light of the level of approval by our stockholders, the Compensation Committee considered the result of the vote and did not make changes to our compensation policies or practices specifically in response to the stockholder vote.

Elements of Our Company’s Compensation Plan

Annual executive officer compensation consists of the following elements which are described in more detail below:

•      Annual base salary;

•      Management Incentive Compensation Plan or “MICP”;

•      Long-term equity incentives;

•      Benefits; and

•      Perquisites and other perceived benefits.

It is the Compensation Committee’s policy to set total executive officer compensation at competitive levels based on compensation surveys with similar positions in similar sized company revenue ranges and at levels sufficient to attract and retain a strong motivated leadership team.  Our philosophy for compensation of executive officers is based on the following two principles:

i.      Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

ii.    Variable compensation should be established to be comparably competitive and to provide incentive to improve performance and shareholder value.

•   Annual Base Salary.  The Compensation Committee establishes a base salary structure for each executive officer position.  This structure defines the salary levels and the relationship of base salary to total cash compensation.  The Compensation Committee reviews the salary structure periodically.

•    MICP.  The MICP offers each executive officer a performance-based opportunity to earn the variable component of annual cash compensation in an amount tied to a percentage of the executive officer’s base salary.  The Compensation Committee’s philosophy in setting executive MICP percentages and the formulas for MICP payout is to pay above average total compensation for better than average historical or expected financial performance and below average compensation for lower than or  average historical or expected financial performance.  The percentages of base salary targeted for MICP payout (“the MICP Target”) for specific executive officers for a given year are generally the same as the previous year, but can be changed by the Compensation Committee on an annual basis.  The 2014 and 2015 MICP Target percentages for our executive officers were as follows:  Mr. Ambrose 60% of base salary; Mr. Hatlen 40% until June 30, 2014 (45% prorated effective July 1, 2014) of base salary; and Mr. Gulati 45% of base salary of base salary.  The MICP payout can range from 0% to 200% of each executive’s MICP Target.  If the maximum target measures in the 2016 MICP Variable Compensation Matrix were achieved under the MICP measures, the Chief Executive Officer, Mr. Ambrose, would earn a cash bonus of 120% of his base salary; Mr. Gulati would earn 90% of his base salary; and Mr. Hatlen would earn 90% of his base salary.

The Compensation Committee determined that for 2014, 2015 and 2016 it was and will be critical to emphasize growth, profitability and cash preservation, as well as completion of key development and operational projects and corporate cost and spending objectives to deliver future new revenue and profitability.  They have established two measures; one for Financial Performance (“FP”) is based on achievement of various levels of operating income as percentage of revenue. See below for the Financial Performance Matrix.  The second measure for Product and Spending Performance (“PSP”) is based on the completion of key development and operational projects including product cost reductions, new customer targets and spending reduction objectives.  The PSP is based upon an incentive compensation pool allocated among project development and operational goals typically related to delivery, cost, milestones, pilot customers, and releases, as well as spending goals related to certain product cost reduction targets and spending reduction targets. The achieved PSP result is prorated among participants based on their at target percentage incentive compensation. The PSP pool for 2015 was set, such that up to approximately 30% of target percentage incentive compensation could be achieved by this measure.  For 2014, 2015 and 2016, the payout is a combination of the two (FP & PSP) measures.

The Compensation Committee believes that for 2014, 2015 and 2016, the applicable measures of key results for Data I/O have affected or will affect near-term and long-term shareholder value.  A greater or lesser percentage of MICP Target is to be paid based on Data I/O’s actual achievement of these measures with the payout target typically based on company financial plans as the Board determines appropriate.  For 2014 the MICP payout was approximately 92% of target with payout achieved under the combined FP and PSP measure.  For 2015 the MICP payout was approximately 88% of target with payout achieved under the combined FP and PSP measures.   The Compensation Committee retains discretion to adjust the calculation of the two measures for changes outside normal business operations such as acquisitions or asset sales.

Data I/O Corporation 2014 & 2015 MICP Variable Compensation Matrix
Range of Payouts (actual results interpolated)

The 2014 and 2015 MICP Variable Compensation Matrix consists of two possible alternative measures.  Project and Spending Performance (PSP) and Financial Performance (FP) with the payout based upon the combination of the two measures achieved.

Project and Spending Performance (PSP)   An incentive compensation pool set to allow achievement of up to approximately the first 30% of target payout with points allocated among project development goals related to delivery, cost, milestones, pilot or new customers, and releases, as well as spending goals related to certain product cost reduction targets and spending reduction targets.

Financial Performance Matrix (FP)			Target		Target 200%
			Payout		Payout
Operating Profit as a % of Revenue	0.0%	2.5%	5.0%	7.5%	10.0%
FP matrix payout as a % of Target	0%	50%	100%	150%	200%

•   Long-Term Equity Incentives.  The Compensation Committee approves grants under the Data I/O Corporation 2000 Plan (“the Plan”).  This is Data I/O’s only long-term incentive plan.  The primary purpose of the Plan is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time.  Generally, new options or stock awards are granted under the 2000 Plan, except the inducement grant of options and restricted stock to Mr. Ambrose and the inducement grant of options to Mr. Gulati, which were awarded on their employment under the terms of the 2000 Plan, but consisted of unregistered Data I/O shares as permitted for inducement grants.

Award Criteria

The Compensation Committee grants options or restricted stock unit awards based primarily on its perception of the executive’s ability to affect future shareholder value and secondarily on the competitive conditions in the market for highly-qualified executives who typically command compensation packages which include a significant equity incentive.  All restricted stock unit awards granted to our executive officers in 2014 and 2015 were based on these criteria.

Exercise Price

Historically, all options granted by Data I/O have been granted with an exercise price equal to the fair market value (an average of the day’s high and low selling price) of Data I/O’s Common Stock on the date of grant and, accordingly, will only have value if Data I/O’s stock price increases.  Options granted to employees are non-qualified.

Vesting and Exercise

Options granted to employees vest at a rate of 6.25% per quarter and have a six year term.  Options granted to non-employee Directors are also non-qualified options and vest quarterly over a three year period.  Restricted stock grants to employees vest annually over a 4 year period. Restricted stock grants to non-employee Directors vest in one year or on the next annual meeting date, if earlier.  All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of Data I/O or in the advent in a change in control or at any other time at the discretion of the Compensation Committee.  All options granted to executive officers are issued in tandem with limited stock appreciation rights (“SARs”), which become exercisable only in the event of a change in control of Data I/O.  See “Change in Control and other Termination Arrangements.”

Award Process

The timing of our typical grant/award is typically determined well in advance, with approval at a scheduled meeting of our Board of Directors or its Compensation Committee with the grant date generally to be effective on the date of our next Annual Meeting of Shareholders.  The Annual Meeting of Shareholders does not coincide with any of our scheduled earning releases.  We do not anticipate option grants or restricted stock awards at other dates, except for grants/awards to new employees based on their first date of employment or in specific circumstances approved by the Compensation Committee.  The grant/award date is established when the Compensation Committee approves the grant/award and all key terms have been determined.  If at the time of any planned grant/award date any member of our Board of Directors or Executive Officers is aware of material non-public information, the Company would not generally make the planned grant/award.  In such an event, as soon as practical after material information is made public, the Compensation Committee would authorize the delayed grant/award.

•   Benefits.  Executive Officers of Data I/O are eligible for the same benefits as other Data I/O employees.  Data I/O has no defined benefit pension programs.  Data I/O has a 401(k) tax qualified retirement savings plan in which all U.S.  based employees, including U.S.  Executive Officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the IRS on a Roth or pre-tax basis.  Data I/O will match up to 4% of pay contributed.  Matching contributions in any year require employment on December 31, except in the case of retirement per the plan, and vest after three years of service credit.

•   Perquisites and Other Personal Benefits.  We believe perquisites are not conditioned upon performance, create divisions among employees, undermine morale, and are inconsistent with our compensation philosophy and policy of equitable treatment of all employees based upon their contribution to our business.  No executive officer received perquisites valued at $10,000 or more in 2014 or 2015, except in connection with Mr. Gulati’s hiring and relocation Mr. Gulati was provided temporary living and relocation expenses of $19,172 in 2014.

•   Individual Executive Officers’ Performance.  The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer.  This is done on the basis of a review by the President and Chief Executive Officer, evaluating the executive’s prior year performance against their individual job responsibilities and attainment of corporate objectives and Data I/O’s financial performance.  In developing executive compensation packages to recommend to the Compensation Committee, the President and Chief Executive Officer considers, in addition to each executive’s prior year performance, the executive’s long-term value to Data I/O, the executive’s pay relative to that for comparable surveyed jobs, the executive’s experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Compensation Committee then reviews the President and Chief Executive Officer’s recommendations for executive officers’ total compensation and approves final decisions on pay for each executive officer based on the President and Chief Executive Officer’s summary of the executive officers performance and on the other criteria and survey data described above.  In this process, the Compensation Committee consults with Data I/O’s President and Chief Executive Officer.

The base salary, total cash compensation, and long term equity incentive compensation for the President and CEO are reviewed annually by the Compensation Committee.  This review includes a written evaluation of the CEO’s performance for the previous year.  The Compensation Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year.  In addition to reviewing Data I/O’s financial performance for the prior year, the Committee reviewed compensation surveys for chief executive officers and the President and Chief Executive Officer’s individual performance, including development and execution of short- and long-term strategic objectives, Data I/O revenue growth and profitability, the achievement of which is expected to increase shareholder value.

The Compensation Committee determined the compensation package, including salary, bonus, MICP participation, stock option grants, restricted stock awards, and other benefits for Mr. Ambrose, President and Chief Executive Officer, based on the Committee’s perception of his qualifications for the position and his ability to affect future shareholder value, as well as during the hiring process in 2012 based on compensation surveys, advice from Korn Ferry, and the competitive conditions in the market.  No base pay adjustment was made in 2014 or 2015 for Mr. Ambrose.

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk.  The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•  Our long-term incentives in the form of stock options or restricted stock are at the discretion of the Compensation Committee and not formulaic.

•      Stock options become exercisable over a four year period and remain exercisable for up to six years from the date of grant and restricted stock awards vest over a four year period, encouraging executives to look to long-term appreciation in equity values.

•      We balance short and long-term decision-making with the annual cash incentive program and stock options and restricted stock that vest over four years.

•      Because of the extent of the CEO and CFO’s direct stock ownership, they could lose significant wealth if Data I/O were exposed to inappropriate or unnecessary risks which in turn affected our stock price.

•      The metrics used in the MICP are measures the Committee believes drive shareholder value.  Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results.

•      In addition, the overall MICP incentive compensation cannot exceed two times the MICP Target amount, no matter how much performance exceeds the measures established for the year.

Accounting and Tax Considerations of our Compensation Program

Options granted to employees are non-qualified options because of the more favorable tax treatment for Data I/O.   We are required to value granted stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.  Restricted stock is valued at its fair value on the award date and is expensed over its vesting period.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A.  Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to covered employees (generally the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, whose compensation must be disclosed pursuant to rules and regulations under the Securities Exchange Act of 1934) exceeding $1 million in any taxable year, unless the compensation is performance-based.  The Compensation Committee is aware of this limitation and believes that no compensation to be paid by Data I/O in 2016 will exceed the $1 million limitation, except possibly related to a change of control example.

Change in Control and other Termination Arrangements

•   Change in Control Arrangements.  Data I/O has entered into agreements (the “Executive Agreements”) with Messrs.  Ambrose, Gulati and Hatlen which entitle them to receive payments if they are terminated without cause or resign with good reason within specified periods before or after the occurrence of certain events deemed to involve a change in control of Data I/O.  Effective July 30, 2014, the Executive Agreements of Messrs. Ambrose, Gulati and Hatlen were amended and restated and the term of their Executive Agreements was extended with automatic renewal provisions.  The Executive Agreements ensure appropriate incentives are in place for Messrs. Ambrose, Gulati and Hatlen to complete any change in control related transaction and transition, as well as comply with the provisions of Section 409A of the Internal Revenue Code.  The Executive Agreements state that the resulting additional severance will be calculated under the Executive Agreements based on Data I/O’s severance arrangements in place immediately preceding the date of a change in control (See: ”Other Termination Arrangements” below for current severance policy).  The Executive Agreements provide for continuation and vesting in Data I/O’s matching 401(k) contributions through the date of termination after a change in control and include a reimbursement allowance of $20,000 for outplacement services.  The Executive Agreements also have a transaction closing incentive of one half year’s annual salary for Messrs. Ambrose, Gulati and Hatlen to encourage the consideration of all forms of strategic alternatives.

Data I/O’s option grants and stock awards have been granted pursuant to the provisions of the 2000 Plan.  The Change in Control provision applicable to the 2000 Plan is as follows:

2000 Plan

The 2000 Plan allows for the granting of “Awards”, which include options, restricted stock and other awards made pursuant to the Plan.  Subject to any different terms set forth in the award agreement, vesting of “qualifying” options and restricted stock awards may be affected by a Change in Control as described out in the table below.  A “Change in Control” is defined to include (i) a merger or consolidation of the Company in which more than 50% of the voting power of the Company’s outstanding stock after the transaction is owned by persons who are not shareholders immediately prior to such transaction, and (ii) the sale or transfer of all or substantially all of the Company’s assets.  A “Qualifying Award’ is defined as an option or other Award that has been held for at least 180 days as of the Change of Control.  “Qualifying Shares” means common stock issued pursuant to a Qualifying Award which are subject to the right of Data I/O to repurchase some or all of such shares at the original purchase price (if any) upon the holder’s termination of services to Data I/O.

Treatment of Awards on a Change in Control	Acceleration of Vesting
The outstanding Awards do not remain outstanding or are not assumed by the surviving entity or replaced with comparable Awards.

Subject to certain limitations, the vesting of Qualifying Awards are accelerated in full.  Restricted stock will vest and options will be exercisable in full prior to the effective date of the Change of Control.

The outstanding Awards remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable Awards.

Subject to certain limitations, the vesting of outstanding Qualifying Awards will be accelerated to the extent of 25% of the unvested portion thereof.  The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable Award agreement.

The outstanding Awards remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable Awards, but the holder of a Qualifying Award is terminated involuntarily within 180 days of the Change of Control.

All Awards held by such person will be accelerated in full.  Restricted stock will vest and options will be exercisable in full for a period of 90 days commencing on the effective date of the involuntary termination, or if shorter, the remaining term of the option.

In 1983, Data I/O adopted a SAR Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of Data I/O a SAR with respect to certain options granted to these parties.  A SAR has been granted in tandem with each option granted to an executive officer of Data I/O.  SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of Data I/O (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Data I/O’s Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

•   Other Termination Arrangements.  Data I/O has a severance policy for U.S. employees that provides for severance payouts for terminations without cause based upon years of service.  The current formula, effective March 1, 2014, is 1 week pay for each year of service with a limit of six months’ pay.  For Mr. Hatlen, the prior standard formula applies, with pay and service years frozen at March 1, 2014, providing 1.5 weeks of pay for each year of service for those with 10 or more years of service.  Mr. Ambrose, Mr. Hatlen and Mr. Gulati had at March 25, 2016 approximately 3, 24 and 3 years of service, respectively.  Mr. Ambrose is entitled to a one year of base salary severance, except in the case of a change in control, as part of his employment arrangement. Mr. Gulati is entitled to a one-half year of base salary severance, except in the case of a change in control, as part of his employment arrangement.   Data I/O does not have a formal policy regarding executive severance but has generally provided an amount it believes is consistent with severance typically provided for executives in similar positions and with similar periods of service.

Change in Control and Other Termination Arrangements

	Termination without cause and Change in Control not applicable	Termination without cause and Change in Control applicable		Change in Control applicable without termination
Name	Compensation (3)	Compensation (2)	Option/SAR/RSA Vesting (1)	Compensation (4)	Option/SAR/RSA Vesting (1)

Anthony Ambrose (5)	$310,000	$628,677	131,250	$155,000	131,250

Joel S. Hatlen (3)	$134,351	$554,930	66,250	$112,500	66,250

Rajeev Gulati (6)	$112,500	$434,497	63,125	$112,500	63,125

(1)   Maximum vesting on Change in Control as of March 25, 2016.

(2)   Represents the Data I/O standard employee severance, alternative Executive/Employment Agreement severance, change in control transition/closing incentive, and outplacement expense reimbursement, as applicable as of March 25, 2016.

(3)   Minimum amount per Data I/O standard employee severance plan; no formal executive severance plan is in place as of March 25, 2016.   A letter agreement provides that Mr. Hatlen’s severance shall be equal to the DIO standard severance in effect at March 1, 2014.  (See (5) below for Mr. Ambrose and (6) below for Mr. Gulati.)

(4)   Represents change in control transition/closing incentive as of March 25, 2016.

(5)   Mr. Ambrose entitled to a one year of base salary severance, except in the case of a change in control, as part of his employment arrangement.

(6)   Mr. Gulati is entitled to a one-half year of base salary severance, except in the case of a change in control, as part of his employment arrangement.

SUMMARY COMPENSATION TABLE

The following table shows compensation paid by Data I/O for services rendered during 2014 and 2015 to each of our named executive officers.

	Year	Salary[2]	Bonus[3]	Stock Awards[4]	Option Awards[4,5]	Non-Equity Incentive Plan Compen- sation[6]	Non-Qualified Deferred Compen-sation Earnings[7]	All Other Compen- sation[8]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Anthony Ambrose
Chief Executive
Officer &	2015	$310,000	$0	$158,000	$0	$163,143	$0	$11,661	$642,804
President	2014	$310,000	$0	$101,150	$0	$170,376	$0	$16,900	$598,426

Joel Hatlen
Vice President
Chief Financial
Officer, Secretary	2015	$225,000	$0	$79,000	$0	$88,808	$0	$12,077	$404,885
Treasurer	2014	$216,000	$0	$72,250	$0	$84,089	$0	$13,270	$385,610

Rajeev Gulati
Vice President
Chief Technical	2015	$225,000	$5,063	$63,200	$0	$88,808	$0	$11,008	$393,079
Officer	2014	$225,000	$0	$57,800	$0	$92,745	$0	$32,290	$407,835

(1)     Data I/O currently has three named executive officers.

(2)     No pay adjustments were made for officers in 2015.  Only Mr. Hatlen received a pay adjustment in July 2014.

(3)     Part of incentive plan for development project team.

(4)     Amount represents the fair value of restricted stock or the fair value of stock options granted during the year.

(5)     All options granted to executive officers are granted in tandem with an equal number of SARs.  SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O.  See “Change in Control and Other Termination Arrangements.”

(6)     Amounts earned under the MICP variable compensation arrangement in place for the year.

(7)     Not applicable for Data I/O.

(8)    These amounts represent for Mr. Ambrose, Mr. Hatlen, and Mr. Gulati Data I/O’s matching contributions to Data I/O’s 401(k) Plan, and the value of group term life insurance in excess of premiums paid by each of the executive officers.  For Mr. Gulati it includes temporary living and relocation expenses of $19,172 for 2014.

Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexer-cised Options Exercisable	Number of Securities Underlying Unexer-cised Options Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Anthony	150,000	50,000		1.87	10/25/2018	112,500	$283,500	0	$0
Ambrose

Joel	25,000	0		4.30	5/11/2016	56,250	$141, 750	0	$0
Hatlen	25,000	0		6.02	5/17/2017
	35,000	5,000		2.82	5/10/2018

Rajeev	56,250	43,750		2.09	7/26/2019	35,000	$88,200	0	$0
Gulati

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Data I/O’s Common Stock that may be issued upon the exercise of options and rights under all of Data I/O’s existing equity compensation plans as of December 31, 2015.

	(a) Number of securities to be issued upon the exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by the security holders (1) (2)	276,028	$4.10	747,781

Equity compensation plans not approved by the security holders (3)	300,000	$1.94	0

Total	576,028	$2.97	747,781

(1)   Represents shares of Data I/O’s Common Stock issuable pursuant to our 2000 Plan, 1992 Employee Stock Purchase Plan, and Director Fee Plan (not currently in use).  Table excludes unvested restricted stock awards of 389,100 from the 2000 Plan.

(2)   Stock Appreciation Rights (“SAR”) Plan provides that directors, executive officers or holders of 10% or more of Data I/O’s Common Stock have a SAR with respect to each exercisable option.  While the plan has been approved by the security holders, no amounts are included in columns (a), (b) or (c) relating to the SAR.

(3)   Inducement grants to Anthony Ambrose consisting of 200,000 non-qualified stock options and to Rajeev Gulati consisting of 100,000 non-qualified stock options.  Table excludes unvested 2012 restricted stock award inducement grants of 18,750 to Anthony Ambrose.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2016.  Grant Thornton LLP examined the consolidated financial statements of Data I/O for the year ended December 31, 2015.  Representatives of Grant Thornton LLP are invited to be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

The Board recommends a vote “FOR” the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2016.

PROPOSAL 3: SAY ON PAY - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors requests that the shareholders approve, on an advisory basis, the compensation paid to Data I/O’s Named Executive Officers, as described in “Executive Compensation”, pursuant to the following Advisory Resolution:

“RESOLVED, that Data I/O’s shareholders approve, on an advisory basis, the compensation of Data I/O’s named executive officers, as disclosed in Data I/O’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2015 Summary Compensation Table and the other related tables and disclosure.”

Our executive compensation program contains elements of cash, incentive and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.  The “Executive Compensation” section of this proxy statement, describes in detail our executive compensation programs.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board.  The Board fosters a performance-oriented culture by linking a significant portion of each executive officer’s compensation to overall Company performance, as measured in 2016 by operating income as a percentage of revenue and/or achievement of key development projects and corporate cost and spending objectives, which the Company believes to be important metrics for Data I/O and its shareholders.  We believe that equity awards align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase long-term shareholder value.  Equity awards represent a key component, and are a significant portion, of our executive compensation.

The Board has designed Data I/O’s executive compensation program to attract, motivate, reward and retain our executive officers to achieve Data I/O’s corporate objectives and increase shareholder value.

The Say on Pay vote is advisory and not binding on Data I/O or the Board of Directors, however the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

The Board recommends a vote “FOR” the Advisory Resolution (Say on Pay) approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

 OTHER BUSINESS

As of the date of this Proxy Statement, Data I/O is not aware of any other business to be acted upon at the Annual Meeting.  If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Data I/O’s Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by Data I/O at its principal offices on or before February 23, 2017 in the case of the 2017 annual meeting of shareholders, and in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.  Data I/O’s Bylaws also provide that advance notice of business to be brought before the 2017 Annual Meeting of Shareholders by a shareholder must be submitted in writing and delivered to or mailed and received by Data I/O on or before February 23, 2017.

Each notice of a nomination or proposal of business must contain, among other things:  (i) the name and address of the shareholder who intends to make the nomination or proposal;  (ii) a representation that the shareholder is a holder of record of stock of Data I/O entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal;  (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to the nominations, the consent of each nominee to serve as a director of Data I/O if elected.

A copy of the full text of the provisions of Data I/O’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of Data I/O upon written request.  The Bylaws may also be accessed online, as a Form 10K exhibit as referenced in our Annual Report on Form 10K.  SEC rules establish a deadline for submission of shareholder proposals that are not intended to be included in Data I/O’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”).  The Discretionary Vote Deadline for the 2016 Annual Meeting was February 18, 2016.  If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Data I/O’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2016 Annual Meeting.

Eligible shareholders who intend to have a proposal considered for inclusion in Data I/O’s proxy materials for presentation at the 2017 Annual Meeting must submit the proposal to Data I/O at its principal offices no later than December 13, 2016.  Shareholders who intend to present a proposal at the 2017 Annual Meeting without inclusion of such proposal in Data I/O’s proxy materials are required to provide notice of such proposal to Data I/O no later than February 23, 2017, as further directed above.

To qualify as an “eligible” shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of Data I/O’s outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Data I/O reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, but only after Data I/O has notified the shareholder(s) who have submitted the proposal of the problem and such shareholder(s) have failed to correct it.  This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such proposal prior to the deadlines discussed above.

STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate materials, we are taking advantage of the SEC’s “house holding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested.  If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you by contacting Investor Relations by email at investorrelations@dataio.com, by phone at (425) 881-6444, by fax at (425) 881-2917 or by writing to Data I/O investor relations, attention Joel Hatlen, 6464 185th Avenue NE, Suite 101, Redmond WA 98052.  For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by contacting Investor Relations as noted above.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors.  Proxies may be solicited by officers, directors and regular supervisory and executive employees of Data I/O, none of whom will receive any additional compensation for their services.  In addition, Data I/O may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services.  Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger.  Data I/O will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.  All such costs of solicitation of proxies will be paid by Data I/O.

Copies of our annual report on Form 10-K for the year ended December 31, 2015 are being mailed with this Proxy Statement to each shareholder of record.  If you did not receive a copy of our annual report Form 10-K, you may obtain a copy (without exhibits) without charge by writing c/o Secretary, 6645 185th Avenue NE, Suite 100, Redmond, WA 98052 or by calling (425) 881-6444.  Copies of the exhibits to our annual report on Form 10-K are available for a nominal fee or may be viewed at http://www.dataio.com/company/investorrelations/annualmeeting.aspx or www.sec.gov in the EDGAR filing of our report.

                                                                                                                                By Order of the Board of Directors

                                                                                                                                /s/ Anthony Ambrose

                                                                                                                                Anthony Ambrose

                                                                                                                                President and Chief Executive Officer

Redmond, Washington

April 4, 2016

Data I/O Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2016.

Vote by Internet

- Go to **www.investorvote.com/DAIO**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - Anthony Ambrose	☐	☐
02 - Brian T. Crowley	☐	☐
03 - Alan B. Howe	☐	☐
04 - Douglas W. Brown	☐	☐
05 - Mark J. Gallenberger	☐	☐

	For	Against	Abstain
2. Proposal to ratify the continued appointment of Grant Thornton LLP as the Company's independent auditors.	☐	☐	☐
3. Advisory vote (Say on Pay) approving the compensation of the Company's named executive officers.	☐	☐	☐

4. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS ON THE PROPOSALS.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02BPGA